DATED June 11, 2015
FILED PURSUANT TO RULE 433
REGISTRATION NO. 333-195039
CATERPILLAR FINANCIAL SERVICES CORPORATION
MEDIUM-TERM NOTES, SERIES H, 1.700% NOTES DUE 2018

SUBJECT	FINAL PRICING DETAILS

Issuer:	Caterpillar Financial Services Corporation
Title of Securities:	Medium-Term Notes, Series H, 1.700% Notes Due 2018
Format:	SEC Registered-Registration Statement Number 333-195039
Trade Date:	June 11, 2015
Settlement Date (Original Issue Date):	June 16, 2015
Maturity Date:	June 16, 2018
Principal Amount:	$500,000,000
Price to Public (Issue Price):	99.991%
Dealers’ Commission:	0.250% (25 basis points)
All-in-price:	99.741%
Pricing Benchmark:	UST 1.000% Notes due May 15, 2018
UST Spot (Yield):	1.103%
Spread to Benchmark:	+ 60 basis points (0.60%)
Yield to Maturity:	1.703%
Net Proceeds to Issuer:	$498,705,000
Coupon:	1.700%
Interest Payment Dates:	Interest will be paid semi-annually on the 16th of June and December of each year, commencing December 16, 2015 and ending on the Maturity Date
Day Count Convention:	30/360
Denominations:	Minimum denominations of $1,000 with increments of $1,000 thereafter
Joint Lead Managers & Bookrunners:	Merrill Lynch, Pierce, Fenner & Smith Incorporated (35.00%)
J.P. Morgan Securities LLC (35.00%)
Co-Managers:	ANZ Securities, Inc. (3.00%)
BNP Paribas Securities Corp. (3.00%)
BNY Mellon Capital Markets, LLC (3.00%)
Deutsche Bank Securities Inc. (3.00%)
HSBC Securities (USA) Inc. (3.00%)
Lloyds Securities Inc. (3.00%)
Mitsubishi UFJ Securities (USA), Inc. (3.00%)
Mizuho Securities USA Inc. (3.00%)
U.S. Bancorp Investments, Inc. (3.00%)
The Williams Capital Group, L.P. (3.00%)
Billing and Delivery Agent:	Merrill Lynch, Pierce, Fenner & Smith Incorporated
CUSIP:	14912L6L0
The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates.  Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering.  You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov.  Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Merrill Lynch, Pierce, Fenner & Smith Incorporated toll free at (800) 294-1322 or J.P. Morgan Securities LLC collect at (212) 834-4533.